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                                                                    Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements of National-Oilwell, Inc. and in the related Prospectus of our report dated March 16, 2000, with respect to the consolidated financial statements of National-Oilwell, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1999.


Form                                    Description
----                                    ------------
 S-8 Stock Award and Long Term Incentive Plan, Value Appreciation and Incentive Plan A and Value Appreciation and Incentive Plan B (No. 333-15859)

 S-8    National Oilwell Retirement and Thrift Plan (No. 333-36359)

 S-8 Post Effective Amendment No. 3 to the Registration Statement on Form S-4 filed on Form S-8 pertaining to the Dreco Energy Services Ltd. Amended and Restated 1989 Employee Incentive Stock Option Plan, as amended, and Employment and Compensation Arrangements Pursuant to Private Stock Option Agreements (No. 333-21191)

 S-3 Post Effective Amendment No. 3 to Form S-4 filed on Form S-3 pertaining to the offer to exchange $150,000,000 of 6 7/8% senior notes due 2005 for $150,000,000 of 6 7/8% senior notes due 2005, Series B. (No. 333-53717)

 S-3 Registration of 3,000,000 shares of common stock issued to Westburne Inc. (No. 333-72509)

 S-3    Registration of 500,000 shares of common stock (No. 333-85823)

 S-4 Registration of 8,139,778 shares of common stock issued in connection with the acquisition of all of the issued and outstanding shares of Hitec ASA (No. 333-91605)



                                                       ERNST & YOUNG LLP

Houston, Texas
March 16, 2000